EXHIBIT 99.1

Civeo Reports Third Quarter 2017 Results

HOUSTON, Oct. 26, 2017 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2017.

Highlights include:

  Delivered third quarter revenues of $97.5 million

  Generated $31.1 million in operating cash flow and $29.6 million in free cash flow

  Awarded a five-year catering contract to operate a 450 room oil sands operator-owned facility in Canada with expected revenues totaling approximately C$32 million over the contract

  Repaid $4.2 million of debt in the third quarter, making $52 million of total debt repayments year-to-date. Total debt including $23 million in foreign exchange adjustments was reduced to $328 million as of September 30, 2017, down from $357 million at the end of 2016. Total cash balance at September 30, 2017 was $54 million

“During the third quarter, we delivered healthy top line results, and generated strong operating cash flow and free cash flow to delever our balance sheet.  Our Canadian segment performed well with improved occupancy at our lodges coupled with the recent catering contract award which is consistent with our strategy of enhancing our operations while expanding the revenue profile of our catering business.  Our U.S. segment continues to benefit from greater U.S. drilling activity in the Bakken, Rockies and Texas. In Australia, market conditions have led to an increased met coal price during the quarter. With approximately 80% of our Australia rooms located in the Bowen Basin servicing met coal mines, we are optimistic if met coal prices stabilize, this could lead to increased customer activity levels,” said Bradley J. Dodson, President and Chief Executive Officer.

Mr. Dodson continued, “As market conditions continue to evolve, we remain focused on enhancing the quality of our operations, maintaining financial discipline while delevering our balance sheet, delivering strong operational results across all segments and generating free cash flow.”

Third Quarter 2017 Results

In the third quarter of 2017, Civeo generated revenues of $97.5 million and reported a net loss of $22.3 million, or $0.17 per share. The loss included a $4.4 million pre-tax loss ($2.7 million after-tax, or $0.02 per diluted share) resulting from the impairment of open camp assets and land positions in the Company’s Canadian segment. During the third quarter of 2017, Civeo generated operating cash flow of $31.1 million, Adjusted EBITDA of $16.1 million, and free cash flow of $29.6 million. During the third quarter of 2017, Adjusted EBITDA was negatively impacted by certain items totaling approximately $1.6 million. These items include cost overruns associated with a Canadian build-for-sale contract as well as an unforeseen contract cancellation in the U.S. Third quarter earnings were also negatively impacted by higher-than-expected stock-based compensation expense as a result of the increase in our stock price during the quarter.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, the costs directly associated with Civeo’s redomiciliation to Canada and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the third quarter of 2016, Civeo generated revenues of $104.2 million and reported a net loss of $42.1 million, or $0.39 per share. The loss included a $39.4 million pre-tax loss ($28.8 million after-tax, or $0.27 per diluted share) resulting from the impairment of fixed assets, a write-down of inventory and severance costs associated with the termination of certain executives. During the third quarter of 2016, Civeo generated operating cash flow of $13.7 million, Adjusted EBITDA of $25.4 million and free cash flow of $10.7 million.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2017 to the results for the third quarter of 2016. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and redomiciliation-related expenses noted above.)

Canada

During the third quarter of 2017, the Canadian segment generated revenues of $63.8 million, operating loss of $11.7 million and Adjusted EBITDA of $15.6 million, compared to revenues of $73.5 million, operating loss of $44.7 million and Adjusted EBITDA of $19.6 million in the third quarter of 2016. The third quarter of 2017 results reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues by $2.7 million. On a constant currency basis, revenues decreased primarily due to the Canadian outperformance in the 2016 quarter related to the Ft. McMurray fires and the McClelland Lake Lodge contract renewal at reduced pricing, resulting in lower average daily rate and total rentable rooms.  This was offset by an increase in average lodge occupancy as compared to the third quarter of 2016.  The Canadian segment was also negatively impacted by $1.1 million of cost overruns related to a build-for-sale contract for a customer in northern British Columbia.

Australia

The financial results of the Australian segment for the third quarter of 2017 were slightly down compared to the third quarter in 2016. Revenue was $27.5 million, operating loss was $3.7 million and Adjusted EBITDA was $9.7 million in the third quarter of 2017, compared to revenues of $27.7 million, operating loss of $1.9 million and Adjusted EBITDA of $11.0 million in the third quarter of 2016, respectively.

The third quarter of 2017 results reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues by $1.1 million.  On a constant currency basis, the Australian segment experienced a 4% period-over-period decline in revenues due to increased occupancy at villages in the Bowen Basin more than offset by lower rates resulting from the impact of a contract termination payment in 2016.

U.S.

The U.S. segment generated revenues of $6.1 million, operating loss of $3.9 million and an Adjusted EBITDA loss of $1.9 million in the third quarter of 2017, compared to revenues of $3.0 million, operating loss of $3.3 million and an Adjusted EBITDA loss of $1.3 million in the third quarter of 2016, respectively. The revenue increase was primarily due to the increased drilling activity in the Bakken, Rockies and Texas markets and higher revenues recognized from the offshore business.

Income Taxes

Civeo recognized an income tax benefit of $4.0 million, which resulted in an effective tax rate of 15.3% in the third quarter of 2017. During the third quarter of 2016, Civeo recognized an income tax benefit of $11.7 million, which resulted in an effective tax rate of 21.8%.

Financial Condition

As of September 30, 2017, Civeo had total liquidity of approximately $159.9 million, consisting of $105.9 million available under its revolving credit facilities and $54.0 million of cash on hand.

Civeo’s total debt outstanding on September 30, 2017 was $327.8 million, a $7.6 million increase over the second quarter of 2017. The increase resulted from the strengthening Canadian dollar, partially offset by a $4.2 million repayment during the quarter.

During the third quarter of 2017, Civeo invested $2.0 million in capital expenditures, down from $5.4 million during the third quarter of 2016, which were impacted by investments in an enterprise information system.

Fourth Quarter and Full Year 2017 Guidance

For the fourth quarter of 2017, Civeo expects revenues of $95 million to $99 million and Adjusted EBITDA of $13 million to $16 million. For the full year of 2017, Civeo expects revenues to $376 million to $380 million and Adjusted EBITDA of $63 million to $66 million. Civeo expects capital expenditures of approximately $12 to $15 million for the full year 2017.

Conference Call

Civeo will host a conference call to discuss its third quarter 2017 financial results today at 12:00 p.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (888) 500-0177 in the United States or (719) 785-1748 internationally and using the conference ID 3265778. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 3265778#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s: views regarding broadening stabilization in its core end markets; improving performance in its Australian and U.S. segments and continued signs of improvement in fundamental macro-economic drivers; optimism about market demand in 2017; and fourth quarter and full year 2017 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with Civeo’s redomiciliation to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the " Management’s Discussion and Analysis of Financial Condition and Results of Operations " and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2016, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

Revenues	$97,489	$104,238	$280,928	$306,309

Costs and expenses:
Cost of sales and services	65,527	67,964	186,683	198,493
Selling, general and administrative expenses	15,871	13,644	44,141	42,056
Depreciation and amortization expense	32,700	33,721	97,083	100,444
Impairment expense	4,360	37,729	4,360	46,129
Other operating expense	375	138	1,104	356
	118,833	153,196	333,371	387,478
Operating loss	(21,344)	(48,958)	(52,443)	(81,169)

Interest expense to third parties, net of capitalized interest	(5,441)	(6,072)	(15,697)	(16,941)
Loss on extinguishment of debt	-	-	(842)	(302)
Interest income	49	26	69	140
Other income (expense)	517	1,338	1,247	1,058
Loss before income taxes	(26,219)	(53,666)	(67,666)	(97,214)
Income tax benefit	4,011	11,697	9,875	17,217
Net loss	(22,208)	(41,969)	(57,791)	(79,997)
Less: Net income attributable to noncontrolling interest	123	162	343	442
Net loss attributable to Civeo Corporation	$(22,331)	$(42,131)	$(58,134)	$(80,439)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.17)	$(0.39)	$(0.46)	$(0.75)
Diluted	$(0.17)	$(0.39)	$(0.46)	$(0.75)

Weighted average number of common shares outstanding:
Basic	130,889	107,118	127,512	106,989
Diluted	130,889	107,118	127,512	106,989

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	SEPTEMBER 30, 2017	DECEMBER 31, 2016
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$54,002	$1,785
Accounts receivable, net	63,113	56,302
Inventories	4,857	3,112
Prepaid expenses and other current assets	16,229	21,369
Total current assets	138,201	82,568

Property, plant and equipment, net	756,138	789,710
Other intangible assets, net	24,700	28,039
Other noncurrent assets	10,711	10,129
Total assets	$929,750	$910,446

Current liabilities:
Accounts payable	$23,893	$20,675
Accrued liabilities	19,429	14,822
Income taxes	407	111
Current portion of long-term debt	16,671	15,471
Deferred revenue	4,016	6,792
Other current liabilities	1,625	2,572
Total current liabilities	66,041	60,443

Long-term debt to third-parties	307,522	337,800
Deferred income taxes	-	9,194
Other noncurrent liabilities	30,358	27,019
Total liabilities	403,921	434,456

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,382,160	1,311,226
Accumulated deficit	(531,534)	(472,764)
Treasury stock	(358)	(65)
Accumulated other comprehensive loss	(324,563)	(362,930)
Total Civeo Corporation shareholders' equity	525,705	475,467
Noncontrolling interest	124	523
Total shareholders' equity	525,829	475,990
Total liabilities and shareholders' equity	$929,750	$910,446

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(57,791)	$(79,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	97,083	100,444
Impairment charges	4,360	46,129
Inventory write-down	-	850
Loss on extinguishment of debt	842	302
Deferred income tax benefit	(11,026)	(25,239)
Non-cash compensation charge	5,481	4,535
Losses (gains) on disposals of assets	(1,193)	259
Provision (benefit) for loss on receivables, net of recoveries	8	(74)
Other, net	3,307	2,546
Changes in operating assets and liabilities:
Accounts receivable	(2,845)	(2,920)
Inventories	(1,507)	1,484
Accounts payable and accrued liabilities	5,910	2,766
Taxes payable	9,928	4,832
Other current assets and liabilities, net	(7,032)	(7,062)
Net cash flows provided by operating activities	45,525	48,855

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(8,020)	(15,246)
Proceeds from disposition of property, plant and equipment	1,625	4,465
Other, net	548	(761)
Net cash flows used in investing activities	(5,847)	(11,542)

Cash flows from financing activities:
Proceeds from issuance of common stock	64,817	-
Term loan repayments	(12,214)	(37,107)
Revolving credit borrowings (repayments), net	(39,937)	(6,616)
Debt issuance costs	(1,795)	(2,037)
Other	(293)	(65)
Net cash flows provided by (used in) financing activities	10,578	(45,825)

Effect of exchange rate changes on cash	1,961	3,205
Net change in cash and cash equivalents	52,217	(5,307)

Cash and cash equivalents, beginning of period	1,785	7,837

Cash and cash equivalents, end of period	$54,002	$2,530

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016
Revenues
Canada	$63,832	$73,539	$182,006	$216,168
Australia	27,541	27,679	83,164	80,694
United States	6,116	3,020	15,758	9,447
Total revenues	$97,489	$104,238	$280,928	$306,309

EBITDA (1)
Canada	$11,201	$(19,841)	$39,099	$17,950
Australia	9,673	10,992	31,104	32,781
United States	(1,933)	(1,343)	(4,278)	(15,244)
Corporate and eliminations	(7,191)	(3,869)	(20,381)	(15,596)
Total EBITDA	$11,750	$(14,061)	$45,544	$19,891

Adjusted EBITDA (1)
Canada	$15,561	$19,595	$43,459	$57,627
Australia	9,673	10,992	31,104	32,801
United States	(1,933)	(1,343)	(4,278)	(6,844)
Corporate and eliminations	(7,191)	(3,869)	(20,381)	(14,586)
Total adjusted EBITDA	$16,110	$25,375	$49,904	$68,998

Operating income (loss)
Canada	$(11,691)	$(44,742)	$(26,283)	$(53,758)
Australia	(3,667)	(1,918)	(8,284)	(4,454)
United States	(3,941)	(3,271)	(10,347)	(20,662)
Corporate and eliminations	(2,045)	973	(7,529)	(2,295)
Total operating loss	$(21,344)	$(48,958)	$(52,443)	$(81,169)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

EBITDA (1)	$11,750	$(14,061)	$45,544	$19,891
Adjusted EBITDA (1)	$16,110	$25,375	$49,904	$68,998
Free Cash Flow (2)	$29,606	$10,669	$39,130	$38,074

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

Net loss	$(22,331)	$(42,131)	$(58,134)	$(80,439)
Income tax benefit	(4,011)	(11,697)	(9,875)	(17,217)
Depreciation and amortization	32,700	33,721	97,083	100,444
Interest income	(49)	(26)	(69)	(140)
Loss on extinguishment of debt	-	-	842	302
Interest expense	5,441	6,072	15,697	16,941
EBITDA	$11,750	$(14,061)	$45,544	$19,891
Adjustments to EBITDA
Impairment expense (a)	4,360	38,579	4,360	46,979
Redomiciliation costs (b)	-	-	-	1,271
Severance (c)	-	857	-	857
Adjusted EBITDA	$16,110	$25,375	$49,904	$68,998

(a) Relates to the impairment of assets in Canada and the United States. During the third quarter 2017, we recorded a pre-tax loss of $4.4 million ($3.2 million after-tax, or $0.02 per diluted share), which is included in Impairment expense on the unaudited statements of operations. During the third quarter 2016, we recorded a pre-tax loss of $38.6 million ($28.2 million after-tax, or $0.26 per diluted share), of which $0.9 million is included in Cost of sales and $37.7 million is included in Impairment expense on the unaudited statements of operations. During the first quarter 2016, we recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's redomiciliation to Canada. The $1.3 million of costs in 2016 ($1.2 million after-tax, or $0.01, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(c) Relates to severance costs associated with the termination of executives. The $0.9 million expense ($0.6 million after-tax, or $0.01 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

Net Cash Flows Provided by Operating Activities	$31,124	$13,662	$45,525	$48,855
Capital expenditures, including capitalized interest	(1,983)	(5,353)	(8,020)	(15,246)
Proceeds from disposition of property, plant and equipment	465	2,360	1,625	4,465
Free Cash Flow	$29,606	$10,669	$39,130	$38,074

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING DECEMBER 31, 2017		YEAR ENDING DECEMBER 31, 2017
EBITDA Range (1)	$13.0	$16.0	$58.6	$61.6
Adjusted EBITDA Range (1)	$13.0	$16.0	$63.0	$66.0

(1) The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING DECEMBER 31, 2017		YEAR ENDING DECEMBER 31, 2017
	(estimated)		(estimated)

Net loss	$(21.5)	$(17.5)	$(79.5)	$(75.5)
Income tax benefit	(2.5)	(3.5)	(12.4)	(13.4)
Depreciation and amortization	32.0	32.0	129.0	129.0
Interest expense	5.0	5.0	21.5	21.5
EBITDA	$13.0	$16.0	$58.6	$61.6
Adjustments to EBITDA
Impairment of fixed assets (a)	-	-	4.4	4.4
Adjusted EBITDA	$13.0	$16.0	$63.0	$66.0

(a) Relates to the impairment of assets in Canada. During the third quarter 2017, we recorded a pre-tax loss of $4.4 million ($3.2 million after-tax, or $0.02 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2017	2016	2017	2016

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$59,484	$61,712	$168,654	$182,899
Mobile, open camp and product revenues	4,348	11,827	13,352	33,269
Total Canadian revenues	$63,832	$73,539	$182,006	$216,168

Average available lodge rooms (2)	14,720	14,670	14,720	14,647

Rentable rooms (3)	8,698	10,588	8,564	10,199

Average daily rates (4)	$92	$100	$93	$106

Occupancy in lodges (5)	81%	64%	78%	62%

Canadian dollar to U.S. dollar	$0.799	$0.767	$0.766	$0.757

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$27,541	$27,679	$83,164	$80,694

Average available village rooms (2)	9,359	9,344	9,377	9,317

Rentable rooms (3)	8,725	8,675	8,753	8,700

Average daily rates (4)	$81	$81	$81	$75

Occupancy in villages (5)	42%	43%	43%	45%

Australian dollar to U.S. dollar	$0.790	$0.758	$0.766	$0.742

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407